Typhoon Capital Consultants, LLC
                      3420 Ocean Park Boulevard, Suite 3020
                         Santa Monica, California 90405


March 15, 2001


Mr. Darryl Reed, President and CEO, and
Mr. Joel Sens, Secretary and Treasurer
Pre-Settlement Funding Corp.
927 S. Walter Reed Dr., Suite 5
Arlington, VA  22204

Dear Messrs. Sens and Reed:

         This letter agreement (the "Agreement") amends the previous letter agreement dated January 19, 2001 between Typhoon Capital Consultants, LLC ("Typhoon") and Pre-Settlement Funding Corp. (the "Company") and confirms the terms and conditions of the engagement of Typhoon, by the Company to render consulting services to the Company which are referred to herein.

1. Services. Typhoon agrees to perform consulting services for the Company. The services Typhoon will perform on behalf of Pre-Settlement Funding Corp. include, but are not limited to, the following:

(i) Strategic Positioning and Capitalization Strategy for Pre-Settlement Funding Corp.
(ii) Introductions to Venture Capital, Investment Banking, and other Investment Sources
(iii)Corporate Development and Joint Venture Counsel
(iv) Assist in constructing and/or maintaining an outsourced, cost effective investor communications infrastructure to manage investor inquiries, mailing list management, press releases, conference calls and investment community meetings
(v) Assist in the development of shareholder materials, including quarterly and annual reports, press releases, road-show presentations, and investor conference call presentations that communicate Pre-Settlement Funding Corp. fundamental attributes
(vi) Recruitment of Advisory Board Members

2. Non-exclusive Relationship; No Guarantee. Typhoon will act as a non-exclusive agent of the Company and shall use its best efforts in the performance of its services described above. Nothing in this Agreement shall be construed as limiting Typhoon's right to represent other clients, except that Typhoon agrees not to represent any other person or entity which is in direct competition with the Company unless Typhoon first obtains the Company's written consent, which shall not be unreasonably withheld.

3. Fees. The Company shall pay to Typhoon for its services a fee of $4,000 per month. The initial monthly payment shall be due on the first day of the month after the month in which the Company has a registration statement on Form SB-2 declared effective by the U.S. Securities and Exchange Commission (the "SEC"); thereafter, the monthly fee shall be due and payable on or before the first day of each month. The Company will also pay Typhoon in shares of the Company's restricted common stock, as detailed in Section 6 of this Agreement. Additional success fees will be described later in this Agreement.

4. Expenses. In addition to any fees that may be payable hereunder, the Company agrees, from time to time upon request, to reimburse Typhoon for all reasonable and documented out of pocket expenses incurred by it in the performance of services on behalf of the Company. Such out of pocket expenses shall include, but are not limited to, costs of long-distance telephone charges, facsimile services, mileage/travel, messenger services, printing, copying, postage, and other such ancillary services. It is understood by Typhoon, however, that any single expense in excess of $200.00 will be approved, in advance by the Company in writing. Any disputed expense must be made known to Typhoon in writing within 5 days of receipt. Out of pocket expenses will be billed on or about the fifteenth of each month and will be due and payable with 10 days of receipt.

5. Equity Option Participation. As an inducement for Typhoon to enter into this Agreement, the Company agrees to grant to Typhoon or its successor or designee an option (the "Option") to purchase 1,500,000 shares of Pre-Settlement Funding Corp. stock at $1.00 per share (the "Shares").

The granted options will vest immediately upon signing of this Agreement between the Company and Typhoon. The options shall be freely assignable and transferable to persons or entities designated by Typhoon. Once vested, the options shall be immediately exercisable in whole or in part. The Option shall expire on the earlier of five (5) years from the date of grant and twelve (12) months from the termination date of this contract. The Shares underlying the options will be registered in the Company's initial SB-2 filing with the SEC.

The exercise price for the options shall be payable (i) in cash or by check acceptable to the Company, (ii) by transfer to the Company of non-forfeitable, unrestricted shares of common stock (other than Common Stock) which (A) have been owned by Typhoon for more than six months prior to the date of exercise,
(B) have a fair market value on the date of exercise equal to the option price and (C) are acceptable to the Company, (iii) by the issuance of a recourse promissory note in form and substance acceptable to the Company, or (iv) by a combination of such methods of payment. The requirement of payment in cash shall be deemed satisfied if Typhoon shall have made arrangements satisfactory to the Company with a broker who is a member of the National Association of Securities Dealers, Inc. to sell on the exercise date a sufficient number of the shares being purchased so that the net proceeds of the sale transaction will at least equal the option exercise price plus payment of any applicable withholding taxes and pursuant to which the broker undertakes to promptly deliver the full option exercise price plus payment of any applicable withholding taxes to the Company on a date satisfactory to the Company.

6. Additional Equity Compensation. Typhoon will receive 50,000 shares of 144 restricted common stock to be issued upon signing. The Company also represents and warrants to Typhoon that it will comply with all applicable requirements necessary to allow Typhoon to utilize Rule 144 under the Securities Act of 1933, as amended (or any successor or similar rule, the "Securities Act"). Typhoon acknowledges that the certificate representing the 50,000 shares of common stock will bear substantially the following restrictive legend:

         THE SHARES OF STOCK EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE ACT") NOR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATES, AND HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION FOR NONPUBLIC OFFERINGS. ACCORDINGLY, THE SALE, TRANSFER, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION OF ANY SUCH SECURITIES OR ANY INTEREST THEREIN MAY NOT BE ACCOMPLISHED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO THE CORPORATION TO THE EFFECT THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.


7. Transaction Success Fees In the event that the Company has successfully raised a total of over $1.25 million in cash (through any means including receipt from Typhoon of payment of the exercise price for Shares pursuant to the Option) while Typhoon is engaged, or within 60 days of the termination of this Agreement, and Typhoon has not earned at least $150,000 through a combination of monthly cash retainer and profits from exercising the Option, then the Company shall pay a $150,000 cash success fee to Typhoon for its efforts.

8. Termination of the Engagement. Typhoon's engagement hereunder may be terminated by either the Company or Typhoon at any time, with or without cause, upon 60 days advance written advice to that effect to the other party; provided, however, that Typhoon will be entitled to pro-rated fees and all equity compensation owed if terminated by either party; and provided further, that the provisions of this Section 8 and Sections 4, 5, 6, 7, and 9 hereof shall survive such termination.

9.   Indemnity.


     (a) Indemnification by the Company. In connection with Typhoon's engagement hereunder, including modifications or future additions to this engagement and the related activities prior to this date, the Company agrees that it will indemnify, hold harmless and defend Typhoon and its affiliates, any director, officer, agent or employee of Typhoon or any of its affiliates and each other person, if any, controlling Typhoon or any of its affiliates and each of their successors and assigns against and in respect of any and all losses, damages, claims, obligations, demands, actions, suits, proceedings, assessments, liabilities, judgments, recoveries and deficiencies, costs and expenses (including, without limitation, reasonable attorneys' fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claim, proceeding or demand), all on an after-tax basis, less any amounts actually paid as insurance reimbursement, of any kind or character (collectively, a "Loss") related to, arising out of or result from (i) written information provided by the Company, the Company's employees or the Company's other agents, for use by Typhoon in connection with Typhoon's performance of services under this Agreement; (ii) other action or failure to act by the Company, the Company's employees or the Company's other agents or by Typhoon at the Company's request or with the Company's consent or (iii) any breach of, or failure by the Company to fully perform, or any inaccuracy in, any of the representations, warranties, covenants or agreements of the Company in this Agreement, except that clause (ii) relating to actions by Typhoon, shall not apply with respect to any Losses that are finally judicially determined to have resulted primarily from Typhoon's bad faith or gross negligence.

     (b) Indemnification by Typhoon. In connection with Typhoon's engagement hereunder, including modifications or future additions to this engagement and the related activities prior to this date, Typhoon agrees that it will indemnify, hold harmless and defend the Company and its affiliates, any director, officer, agent or employee of the Company or any of its affiliates and each other person, if any, controlling the Company or any of its affiliates and each of their successors and assigns against and in respect of any and all Losses related to, arising out of or resulting from any act or omission on the part of Typhoon constituting bad faith or gross negligence.

     (c) Notice of Claim. Whenever Typhoon or the Company, as the case may be, learns of or discovers any matter which may give rise to a claim for indemnification (the "Claim") against the Company under Section 7(a) or against Typhoon under Section 7(b) (in either such case, such party being the "Indemnity Obligor"), as the indemnified party (in either such case, such party being the "Indemnified Party"), shall give notice to the Indemnity Obligor of the Claim. With respect to Claims which are the subject of actions, suits, or proceedings threatened or asserted in writing by any third party (a "Third Party Claim"), the Indemnified Party shall, within 15 days following receipt of such Third Party Claim, promptly notify the Indemnity Obligor in writing of any Claim for recovery, specifying in reasonable detail the nature of the Loss and the amount of the liability estimated to arise therefrom. If the Indemnified Party does not so notify the Indemnity Obligor within 15 days of its discovery of a Third Party Claim, such Claim shall be barred only to the extent that the Indemnity Obligor is prejudiced by such failure to notify. The Indemnified Party shall provide to the Indemnity Obligor as promptly as practicable thereafter all information and documentation reasonably requested by the Indemnity Obligor to verify the Claim asserted.

     (d) Defense. If the facts relating to a Loss arise out a Third Party Claim, or if there is any claim against a third party available by virtue of the circumstances of the Loss, the Indemnity Obligor shall, by giving written notice to the Indemnified Party within 15 days following its receipt of the notice of such claim, assume the defense or the prosecution thereof, including the employment of counsel or accountants, reasonably satisfactory to the Indemnified Party, at its cost and expense; provided, however, that during the interim the Indemnified Party shall use its best efforts to take all action (not including settlement) reasonably necessary to protect against further damage or loss with respect to the Loss. The Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnity Obligor in any such action and to participate therein, but the fees and expenses of such counsel shall be at the Indemnified
          Party's own expense, unless (a) the employment thereof has been specifically authorized by the Indemnity Obligor, (b) such Indemnified Party has been advised by counsel reasonably satisfactory to the Indemnity Obligor that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnity Obligor and in the reasonable judgment of such counsel it is advisable for such Indemnified Party to employ separate counsel, or (c) the Indemnity Obligor has failed to assume the defense of such action and employ counsel reasonably satisfactory to the Indemnified Party. Whether or not the Indemnity Obligor defends or prosecutes such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony and shall attend such conferences, discovery proceedings and trial as may be reasonably requested in connection therewith. The Indemnity Obligor shall not be liable for any settlement of any such claim effected without its prior written consent. In the event of payment by the Indemnity Obligor to the Indemnified Party in connection with any Loss arising out of a Third Party Claim, the Indemnity Obligor shall be subrogated to and shall stand in the place of the Indemnified Party as to any events or circumstances in respect of which the Indemnified Party may have any right or claim against such third party relating to such indemnified matter. The Indemnified Party shall cooperate with the Indemnity Obligor in prosecuting any subrogated claim. The Indemnity Obligor will take no action in connection with any claim that would adversely affect the Indemnified Party without the consent of the Indemnified Party.

     (e)  Duration  of  the  Indemnity  Obligor's  Obligations.   The  Indemnity
          Obligor's indemnification obligations under this Agreement shall survive the termination of this Agreement.

10.  Acknowledgments and Representations.


     (a) The Company recognizes and confirms that in performing its duties pursuant to this Agreement, Typhoon will be using and relying upon data, material and other information furnished by the Company, its employees and representatives (the "Information"). The Company hereby agrees and represents that all Information furnished to Typhoon in connection with this Agreement shall be accurate and complete in all material respects at the time furnished, and that if such Information, in whole or part, becomes materially inaccurate, misleading or incomplete during the term of Typhoon's engagement hereunder, the Company shall so advise Typhoon in writing and correct any such inaccuracy or omission. Typhoon assumes no responsibility for the accuracy and completeness of such Information. In rendering its services hereunder, Typhoon shall be entitled to use and rely upon the Information without independent verification thereof. To the extent consistent with legal requirements, all Information, unless publicly available or otherwise available to Typhoon without restriction or breach of any confidentiality agreement, will be held by Typhoon in confidence and will not be disclosed to anyone other than Typhoon's agents and advisors without the Company's prior written approval or used for any purpose other than those referred to in this Agreement.

     (b) The Company understands and agrees that in furnishing the Company with advice and other services as provided in this Agreement, neither Typhoon nor any officer, director or agent thereof shall be liable to the Company, its affiliates or its creditors for errors of judgment or anything except bad faith or gross negligence in the performance of its duties under the terms of this Agreement.

     (c) The Company acknowledges that Typhoon has been retained solely as an advisor to the Company, and not as an advisor to or agent of any other person, and that the Company's engagement of Typhoon is not intended to confer rights upon any persons not a party hereto (including shareholders, employees or creditors of the Company) as against Typhoon, Typhoon's affiliates or their respective directors, officers, agents and employees.

     (d) The Company represents and warrants to Typhoon that it will not cause, or knowingly permit (a) any action to be taken which violates or (b) a failure to act, the effect of which violates, any federal or state securities law.

     (e) Typhoon acknowledges that it has been retained solely as an advisor to the Company and that the Company's engagement of Typhoon is not intended to confer upon Typhoon the right or authority to make representations on behalf of or to bind the Company with respect to any other person.

     (f) Typhoon acknowledges that is has received such written information as Typhoon deems appropriate to evaluate its investment in the Option, the related Shares and the shares granted pursuant to Section 6 hereof (the "Section 6 Shares"). Typhoon has had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Company concerning the offering of the Option, the Shares and the Section 6 Shares.

     (g) Typhoon acknowledges that it is not investing in the Option, the Shares or the Section 6 Shares as a result of or pursuant to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio.

     (h) Typhoon acknowledges that it has such knowledge and experience in financial, tax and business matters so as to enable it to utilize the information made available to it in connection with the offering of the Option, the Shares and the Section 6 Shares to evaluate the merits and risks of an investment in the Option, the Shares and the Section 6 Shares and to make an informed investment decision with respect thereto.

     (i) Typhoon acknowledges that it will not sell or otherwise transfer the Option, the Shares or the Section 6 Shares without registration under the Securities Act or an exemption therefrom and otherwise in accordance with all applicable securities laws including, without limitation, all applicable California "blue sky" laws. Typhoon represents that it has obtained the Option, the Shares and the Section 6 Shares for its own account, for investment and not with a view to resale or distribution except in compliance with the Securities Act and all other applicable securities laws, including, without limitation, all applicable California "blue sky" laws.

     (j) Typhoon is an accredited investor by virtue of being an entity in which all of the equity owners are accredited investors.

     (k) Typhoon represents and warrants to the Company that it will not cause, or knowingly permit (a) any action to be taken which violates or (b) a failure to act, the effect of which violates, any federal or state securities law.

     11. Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be delivered by hand or fax or mailed by overnight courier or first class certified or registered mail, return receipt requested, postage prepaid and properly addressed as follows:

     If to Typhoon, at Typhoon Capital Consultants, LLC, 3420 Ocean Park Boulevard, Suite 3020, Santa Monica, California 90405, Attention: President. If to the Company, at Pre-Settlement Funding Corp., 927 S. Walter Reed Drive, suite 5, Arlington, VA 22204, Attention: President.

     Any party may change its address for purposes of this provision by giving the other party written notice of the new address in the manner set forth above. Notice will be conclusively deemed to have been given when personally delivered, or if given by mail, on the second day after being sent by overnight courier or on the third day after being sent by first class, registered or certified mail, or if given by fax, when confirmation of transmission is indicated by the sender's fax machine.

     12. Arbitration. All controversies, disputes or claims arising out of or relating to this Agreement shall be resolved by binding arbitration in the city of Washington, D.C. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. All arbitrators shall possess such experience in, and knowledge of, the subject area of the controversy or claim so as to qualify as an "expert" with respect to such subject matter. The governing law for the purposes of any arbitration arising hereunder shall be as set forth in Section 13 hereof. The prevailing party shall be entitled to receive its reasonable attorney's fees and all costs relating to the arbitration. Any award rendered by arbitration shall be final and binding on the parties, and judgment thereon may be entered in any court of competent jurisdiction.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of California, without regard to the conflicts of laws provisions thereof, and may not be amended or modified except in writing signed by both parties.

14. Successors. This Agreement and all rights and obligations thereunder shall be binding upon and inure to the benefit of each party's successors, but may not be assigned without the prior written consent of the other party.

15. Severability. If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed severable.

16. Authorization. The Company and Typhoon each represents and warrants that it has all requisite power and authority, and has received all necessary authorizations, to enter into and carry out the terms and provisions of this Agreement.

     Please confirm that the foregoing correctly sets forth our Agreement by signing the enclosed letter in the space provided and returning them to us for execution, whereupon we will send you a fully executed original letter which shall constitute a binding Agreement as of the date first above written. We look forward to working with you on this assignment.

                                            Very truly yours,

                                            TYPHOON CAPITAL CONSULTANTS, LLC,


                                            By: ________________________
                                                Sanjay Sabnani
                                                President

Agreed to and Accepted as of the date above.

PRE SETTLEMENT FUNDING CORP.

By: ________________________
         Darryl W. Reed
         President